CONFIRMING STATEMENT


This Statement confirms that the undersigned, William Ronald Van Dell, has authorized and designated Russell J. Knittel to execute and file on the undersigned's behalf the January 17, 2006 Form 4 (including any amendments thereto) that the undersigned was required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Synaptics Incorporated. The undersigned acknowledges that Russell J. Knittel is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Dated:  August 3, 2006.

/s/ William Ronald Van Dell
William Ronald Van Dell